Legg Mason Partners Income Trust
LMP New York Municipals Fund
Item 77C

On December 11, 2006, a Special Meeting of Shareholders was held to vote on
Various proposals recently approved by the Fund?s Trustees. The following tables provide the number of votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to the following proposals:
(1) Agreement and Plan of Reorganization and (2) Revise, Remove and Convert
Fundamental Investment Policies.
1.	Agreement and Plan of Reorganization
     Votes 				Broker Non
Item Voted On      Votes For 	Against 	Abstentions 	-Votes
Reorganize as Corresponding
Series of an Existing
Trust  			     22,047,397.097  482,206.670     603,773.009  2,114,674.000
2. Revise, Remove and Convert Fundamental Investment Policies
Items Voted On     Votes For     Votes Against   Abstentions   Broker Non-Votes
Revise:
Borrowing Money     22,001,391.888  571,986.827    559,998.061   2,114,674.000
Underwriting        22,016,459.509  561,587.293    555,329.974   2,114,674.000
Lending             21,863,779.095  545,694.732    723,902.949   2,114,674.000
Issuing Senior
Securities          21,901,032.976  486,797.178    745,546.622   2,114,674.000
Real Estate         21,930,796.240  495,707.628    706,872.908   2,114,674.000
Commodities         21,901,601.504  515,980.422    715,794.850   2,114,674.000
Concentration       21,860,146.397  542,778.541    730,451.838   2,114,674.000
Convert:
Non-Fundamental     21,658,560.557  737,508.898    737,307.321   2,114,674.000
On January 12, 2007, a Special Meeting of Shareholders was held to vote a
Proposal recently approved by the Fund?s Trustees. The following table provides the number of votes cast for, withheld, as well as the number of abstentions and broker non-votes as to the following proposal:
1.	Election of Board Members?
     Authority
Nominees 		Votes For 		Withheld 		Abstentions
Elliot J. Berv 	 2,460,514,077.914 	107,877,119.087 	855.000
A. Benton Cocanougher  2,460,649,239.798 	107,741,957.203 	855.000
Jane F. Dasher 	 2,459,886,085.403 	108,505,111.598 	855.000
Mark T. Finn 		 2,461,110,589.854 	107,280,607.147 	855.000
Rainer Greeven 	 2,460,604,833.352 	107,786,363.649 	855.000
Stephen Randolph
Gross 			 2,460,630,955.108 	107,760,241.893 	855.000
Richard E. Hanson, Jr. 2,460,650,073.071 	107,741,123.930 	855.000
Diana R. Harrington 	 2,461,328,194.449 	107,063,002.552 	855.000
Susan M. Heilbron 	 2,460,753,285.113 	107,637,911.888 	855.000
Susan B. Kerley 	 2,460,598,676.696 	107,792,520.305 	855.000
Alan G. Merten 	 2,460,668,803.704 	107,722,393.297 	855.000
R. Richardson Pettit 	 2,460,902,201.634 	107,488,995.367 	855.000
R. Jay Gerken, CFA 	 2,459,680,621.486 	108,710,575.515 	855.000